Exhibit 10.1

SETTLEMENT AGREEMENT

I. PARTIES

This Settlement Agreement (Agreement) is entered into among the United States of America, acting through the United States Department of Justice and on behalf of the Department of Health and Human Services (HHS) (collectively the "United States"); A. Scott Pogue (Relator); and American Healthways Services, Inc., f/k/a Diabetes Treatment Centers of America, Inc. and its parent, Healthways, Inc. (Collectively, "DTCA") (hereafter referred to as "the Parties"), through their authorized representatives.

II. PREAMBLE

As a preamble to this Agreement, the Parties agree to the following:

A.            In the late 1980s and 1990s, DTCA operated diabetes treatment centers in various hospitals located around the country.

B.         On or about June 23, 1994, Relator, A. Scott Pogue, filed a qui tam action pursuant to the False Claims Act, 31 U.S.C. §§ 3729 et seq. in the United States District Court for the Middle District of Tennessee captioned United States ex rel. A. Scott Pogue v. American HealthCorp., Inc., Diabetes Treatment Centers of America, et al., Civil Action, No. 3-94-0515 (M.D. Tenn). This matter was subsequently transferred to the District of Columbia as part of a Multi-District Litigation (MDL), captioned United States ex rel. A. Scott Pogue v. Diabetes Treatment Centers of America, et al., Case No. 99-3298 (D.D.C.), and is in the process of being remanded back to the Middle District of Tennessee (hereinafter “the Civil Action”).

C.         The United States declined to intervene in the Civil Action on or about February 6, 1995, and the Relator has litigated the claims of the United States against DTCA pursuant to 31 U.S.C. § 3730.

D.         The Relator contends that he and the United States have certain civil claims against DTCA. Specifically, the Relator, a former employee of DTCA, alleged that between 1984 and 1996, DTCA entered into contracts with more than 100 hospitals across the country to operate diabetes treatment centers within those hospitals. Relator also alleged that between 1984 and 1996, DTCA entered into contracts with more than 270 physicians to serve as medical directors at its diabetes treatment centers. Relator alleges that as a result of those contracts, physicians received remuneration in exchange for patient referrals in violation of the Anti-Kickback Act, 42 U.S.C. § 1320-7b(b), which thereby caused treating hospitals to submit false claims to the Medicare and Medicaid programs in violation of the False Claims Act, 31 U.S.C. §§ 3729-33 (hereinafter referred to as the Covered Conduct).

E.         On February 22, 2007, the Relator filed a petition for bankruptcy protection pursuant to Chapter 11 of the Bankruptcy Code, which case is captioned In re Scott Pogue, Case No. 07-00838-TBB-11 (United States Bankruptcy Court for the Northern District of Alabama) (the "Bankruptcy Action"). As part of the Bankruptcy Action, all rights of Relator in the Civil Litigation have been transferred to James G. Henderson, Liquidation Trustee ("Liquidation Trustee").

F.          DTCA denies and disputes the allegations of the Relator. This Agreement is neither an admission of liability by DTCA nor a concession that the claims asserted on behalf of the United States are not well founded.

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G.         To avoid the delay, uncertainty, inconvenience, and expense of protracted litigation of the above claims, the Parties reach a full and final settlement pursuant to the Terms and Conditions below.

III. TERMS AND CONDITIONS

1.          Healthways, Inc. agrees to pay to the United States $28,000,000 (the "Settlement Amount"). The foregoing payment shall be made as follows:

a.         DTCA agrees to pay the full Settlement Amount to the United States by electronic funds transfer pursuant to written instructions to be provided by the Department of Justice. DTCA agrees to make this electronic funds transfer no later than seven business days after the Effective Date of this Agreement.

b.         Contingent upon the United States receiving the Settlement Amount from DTCA and as soon as feasible after receipt, the United States agrees to pay $8,120,000 to Relator by electronic funds transfer.

2.         Subject to the exceptions in Paragraph 4 below (concerning excluded claims), in consideration of the obligations of DTCA in this Agreement, conditioned upon DTCA's full payment of the Settlement Amount and subject to Paragraph 12, below (concerning bankruptcy proceedings commenced within 91 days of the Effective Date of this Agreement or any payment made under this Agreement), the United States (on behalf of itself, its officers, agents, agencies, and departments) agrees to release DTCA together with its current and former parent corporations; direct and indirect subsidiaries; brother or sister corporations; divisions; current or former owners; and officers, directors, employees, and affiliates; and the successors and assigns of any of them from any civil or administrative monetary claim the United States has or may have for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733; the Civil

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Monetary Penalties Law, 42 U.S.C. § 1320a-7a; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; or the common law theories of payment by mistake, unjust enrichment, restitution and fraud.

3.         Subject to the exceptions in Paragraph 4 (concerning excluded claims), below, in consideration of the obligations of DTCA in this Agreement, conditioned upon DTCA's full payment of the Settlement Amount, and subject to Paragraph 12, below (concerning bankruptcy proceedings commenced within 91 days of the Effective Date of this Agreement or any payment made under this Agreement), Relator and the Liquidation Trustee, for Relator and for Relator's heirs, successors, attorneys, agents, and assigns, agree to fully and finally release DTCA together with its current and former parent corporations; direct and indirect subsidiaries; brother or sister corporations; divisions; current or former owners; officers, directors, employees and affiliates; and all hospitals and physicians with which DTCA did business, to and only to the extent of any claim predicated on the relationship between such hospital or physician and DTCA; and the successors and assigns of any of them from any claim he has asserted, could have asserted or may assert in the future related to the Covered Conduct, and any other claim the Relator has asserted, could have asserted or may assert in the future related to the Civil Action, known and unknown, with the exception of claims for attorney's fees, costs and expenses to which Relator is entitled to under 31 U.S.C. § 3730(d)(2) and which are expressly reserved from this agreement.

4.          Notwithstanding any term of this Agreement, specifically reserved and excluded from the scope and terms of this Agreement as to any entity or person (including DTCA and Relator) are the following claims of the United States:

a.         Any civil, criminal, or administrative liability arising under Title 26, U.S. Code (Internal Revenue Code);

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b.	Any criminal liability;

c.         Any administrative liability, including mandatory or permissive exclusion from Federal health care programs;

d.         Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct;

e.         Any liability based upon such obligations as are created by this Agreement;

f.         Any liability for express or implied warranty claims or other claims for defective or deficient products or services, including quality of goods and services;

g.	Any liability for failure to deliver goods or services due.

5.          DTCA and Relator explicitly reserve from this Agreement any payment for Relator's expenses, attorney's fees and costs associated with Relator's filing of the Civil Action, as required under 31 U.S.C. § 3730(d).

6.          Relator, the Liquidation Trustee, and Relator's heirs, successors, attorneys, agents, and assigns agree not to object to this Agreement and agree and confirm that this Agreement is fair, adequate, and reasonable under all the circumstances, pursuant to 31 U.S.C. § 3730(c)(2)(B) and, conditioned upon receipt of Relator's share, Relator and Liquidation Trustee, for Relator individually, and for Relator's heirs, successors, agents, and assigns, fully and finally release, waive, and forever discharge the United States, its officers, agents, and employees, from any claims arising from or relating to 31 U.S.C. § 3730; from any claims arising from the filing of the Civil Action; and from any other claims for a share of the Settlement Amount; and in full settlement of any claims Relator or Liquidation Trustee may have under this Agreement. This Agreement does not resolve or in any manner affect any claims the United States has or may

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have against the Relator arising under Title 26, U.S. Code (Internal Revenue Code), or any claims arising under this Agreement.

7.          DTCA waives and shall not assert any defenses DTCA may have to any criminal prosecution or administrative action relating to the Covered Conduct that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action. Nothing in this paragraph or any other provision of this Agreement constitutes an agreement by the United States concerning the characterization of the Settlement Amount for purposes of the Internal Revenue laws, Title 26 of the United States Code.

8.	DTCA fully and finally releases the United States, its agencies, employees,

servants, and agents from any claims (including attorney's fees, costs, and expenses of every kind and however denominated) that DTCA has asserted, could have asserted, or may assert in the future against the United States, its agencies, employees, servants, and agents, related to the Civil Action and the United States' investigation and prosecution thereof.

9.          DTCA fully and finally releases the Relator, the Liquidation Trustee and/or the Relator's heirs, successors, attorneys, agents, and assigns from any claims (including attorney's fees, costs, and expenses of every kind and however denominated) that DTCA has asserted, could have asserted, or may assert in the future against the Relator and/or his heirs, successors, attorneys, agents, and assigns related to the Civil Action and the Relator's investigation and prosecution thereof, to include without limitation claims under 31 U.S.C. § 3730(d) for expenses, attorneys fees, and costs.

10.	DTCA agrees to the following:

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a.         Unallowable Costs Defined: that all costs (as defined in the Federal Acquisition Regulation, 48 C.F.R. § 31.205-47; and in Titles XVIII and XIX of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh and 1396-1396v; and the regulations and official program directives promulgated thereunder) incurred by or on behalf of DTCA, its present or former officers, directors, employees, shareholders, and agents in connection with the following shall be "Unallowable Costs" on government contracts and under the Medicare Program, Medicaid Program, TRICARE Program, and Federal Employees Health Benefits Program (FEHBP):

(1)	the matters covered by this Agreement;

(2)       the United States' audit(s) and civil investigation(s) of the matters covered by this Agreement;

(3)       DTCA's investigation, defense, and corrective actions undertaken in response to the United States' audit(s) and civil investigation(s) in connection with the matters covered by this Agreement (including attorney's fees);

(4)	the negotiation and performance of this Agreement;

(5)       the payment DTCA makes to the United States pursuant to this Agreement and any payments that DTCA may make to Relator, including costs and attorneys fees. All costs described or set forth in this Paragraph 10.a are hereafter "Unallowable Costs."

b.         Future Treatment of Unallowable Costs: These Unallowable Costs shall be separately determined and accounted for by DTCA, and DTCA shall not charge such Unallowable Costs directly or indirectly to any contracts with the United States or any State Medicaid program, or seek payment for such Unallowable Costs through any cost report, cost

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statement, information statement, or payment request submitted by DTCA or any of its subsidiaries or affiliates to the Medicare, Medicaid, TRICARE, or FEHBP Programs.

c.         Treatment of Unallowable Costs Previously Submitted for Payment: DTCA further agrees that within 90 days of the Effective Date of this Agreement it shall identify to applicable Medicare and TRICARE fiscal intermediaries, carriers, and/or contractors, and Medicaid and FEHBP fiscal agents, any Unallowable Costs (as defined in this Paragraph) included in payments previously sought from the United States, or any State Medicaid program, including, but not limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by DTCA or any of its subsidiaries or affiliates, and shall request, and agree, that such cost reports, cost statements, information reports, or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the unallowable costs. DTCA agrees that the United States, at a minimum, shall be entitled to recoup from DTCA any overpayment plus applicable interest and penalties as a result of the inclusion of such Unallowable Costs on previously-submitted cost reports, information reports, cost statements, or requests for payment.

Any payments due after the adjustments have been made shall be paid to the United States pursuant to the direction of the Department of Justice and/or the affected agencies. The United States reserves its rights to disagree with any calculations submitted by DTCA or any of its subsidiaries or affiliates on the effect of inclusion of Unallowable Costs (as defined in this Paragraph) on DTCA or any of its subsidiaries or affiliates' cost reports, cost statements, or information reports.

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d.         Nothing in this Agreement shall constitute a waiver of the rights of the United States to audit, examine, or re-examine DTCA's books and records to determine that no Unallowable Costs have been claimed in accordance with the provisions of this Paragraph.

11.        DTCA warrants that it has reviewed its financial situation and that it currently is solvent within the meaning of 11 U.S.C. §§ 547(b)(3) and 548(a)(1)(B)(ii)(I), and shall remain solvent following payment to the United States of the Settlement Amount. Further, the Parties warrant that, in evaluating whether to execute this Agreement, they (a) have intended that the mutual promises, covenants, and obligations set forth constitute a contemporaneous exchange for new value given to DTCA, within the meaning of 11 U.S.C. § 547(c)(1); and (b) conclude that these mutual promises, covenants, and obligations do, in fact, constitute such a contemporaneous exchange. Further, the Parties warrant that the mutual promises, covenants, and obligations set forth herein are intended to and do, in fact, represent a reasonably equivalent exchange of value that is not intended to hinder, delay, or defraud any entity to which DTCA was or became indebted to on or after the date of this transfer, within the meaning of 11 U.S.C. § 548(a)(1).

12.        If within 91 days of the Effective Date of this Agreement or of any payment made under this Agreement, DTCA commences, or a third party commences, any case, proceeding, or other action under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors (a) seeking to have any order for relief of DTCA's debts, or seeking to adjudicate DTCA as bankrupt or insolvent; or (b) seeking appointment of a receiver, trustee, custodian, or other similar official for DTCA or for all or any substantial part of DTCA's assets, DTCA agrees as follows:

a.         DTCA's obligations under this Agreement may not be avoided pursuant to 11 U.S.C. § 547, and DTCA shall not argue or otherwise take the position in any such case,

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proceeding, or action that: (i) DTCA's obligations under this Agreement may be avoided under 11 U.S.C. § 547; (ii) DTCA was insolvent at the time this Agreement was entered into, or became insolvent as a result of the payment made to the United States; or (iii) the mutual promises, covenants, and obligations set forth in this Agreement do not constitute a contemporaneous exchange for new value given to DTCA.

b.         If DTCA's obligations under this Agreement are avoided for any reason, including, but not limited to, through the exercise of a trustee's avoidance powers under the Bankruptcy Code, the United States, at its sole option, may rescind the releases in this Agreement and bring any civil and/or administrative claim, action, or proceeding against DTCA for the claims that would otherwise be covered by the releases provided in Paragraphs 2-4. DTCA agrees that (i) any such claims, actions, or proceedings brought by the United States (including any proceedings to exclude DTCA from participation in Medicare, Medicaid, or other Federal health care programs) are not subject to an "automatic stay" pursuant to 11 U.S.C. § 362(a) as a result of the action, case, or proceedings described in the first clause of this Paragraph, and DTCA shall not argue or otherwise contend that the United States' claims, actions, or proceedings are subject to an automatic stay; (ii) DTCA shall not plead, argue, or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel, or similar theories, to any such civil or administrative claims, actions, or proceeding that are brought by the United States within 120 calendar days of written notification to DTCA that the releases have been rescinded pursuant to this Paragraph, except to the extent such defenses were available on June 23, 1994; and (iii) the United States has a valid claim against DTCA in the amount of at least $28 million, and the United States may pursue its claim in the case, action, or

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proceeding referenced in the first clause of this Paragraph, as well as in any other case, action, or proceeding.

c.          DTCA acknowledges that its agreements in this Paragraph are provided in exchange for valuable consideration provided in this Agreement.

13.       Upon receipt of the payments described in Paragraph 1, above, the Relator shall promptly sign and file in the Civil Action a Stipulation of Dismissal with prejudice of the Civil Action pursuant to the terms of the Agreement. The United States will consent to the Relator's dismissal of the Civil Action with prejudice. The Parties agree that the form of the dismissal of the Civil Action will enable the Court to retain jurisdiction, if necessary, to consider any outstanding legal fee dispute.

14.       This Agreement is intended to be for the benefit of the Parties only. The Parties do not release any claims against any other person or entity, except as specifically set forth in this Agreement.

15.       Except as expressly provided to the contrary in this Agreement, each Party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.

16.       DTCA represents that this Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever.

17.       Relator and Liquidation Trustee represent that this Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever.

18.       This Agreement is governed by the laws of the United States. The Parties agree that the exclusive jurisdiction and venue for any dispute arising between and among the Parties under this Agreement is the United States District Court for the Middle District of Tennessee.

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19.        For purposes of construction, this Agreement shall be deemed to have been drafted by all Parties to this Agreement and shall not, therefore, be construed against any Party for that reason in any subsequent dispute.

20.       This Agreement constitutes the complete agreement between the Parties. This Agreement may not be amended except by written consent of the Parties.

21.        The individuals signing this Agreement on behalf of DTCA represent and warrant that they are authorized by DTCA to execute this Agreement. The individual(s) signing this Agreement on behalf of Relator represent and warrant that they are authorized by Relator to execute this Agreement. The United States signatories represent that they are signing this Agreement in their official capacities and that they are authorized to execute this Agreement.

22.       This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement.

23.	This Agreement is binding on DTCA's successors, transferees, heirs, and assigns.
24.	This Agreement is binding on Relator's successors, transferees, heirs, and assigns.

25.        All parties consent to the United States' disclosure of this Agreement, and information about this Agreement, to the public.

26.       This Agreement is effective on the date that DTCA is provided notice of the signature of the last signatory to the Agreement (Effective Date of this Agreement). Facsimiles of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.

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THE UNITED STATES OF AMERICA

DATED: 4/1/09	BY: /s/ J. Chris Larson J. Chris Larson Senior Trial Counsel Commercial Litigation Branch Civil Division United States Department of Justice

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                DTCA – DEFENDANT

DATED: 4/1/09	BY: /s/ R. Claiborne Richards R. Claiborne Richards Healthways, Inc.

DATED: 4/1/09	BY: /s/ R. Claiborne Richards R. Claiborne Richards American Healthways Services, Inc. f/k/a Diabetes Treatment Centers of America, Inc.

DATED: 4/1/09	BY: /s/ Wallace W. Dietz Mr. Wallace W. Dietz, Esq. Bass, Berry & Sims, PLC 315 Deaderick Street, Ste. 2700 Nashville, TN 37238

DATED: 4/1/09	BY: /s/ Brian D. Roark Mr. Brian D. Roark, Esq. Bass, Berry & Sims, PLC 315 Deaderick Street, Ste. 2700 Nashville, TN 37238

DATED: 4/1/09	BY: /s/ Robert J. Walker Mr. Robert J. Walker, Esq. Walker, Tipps & Malone PLC 150 Fourth Avenue North 2300 One Nashville Place Nashville, TN 37219

DATED: 4/1/09	BY: /s/ Kathryn Hays Sasser Ms. Kathryn H. Sasser, Esq. 150 Fourth Avenue North 2300 One Nashville Place Nashville, TN 37219

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A. Scott Pogue - Relator

DATED: 4/1/09	BY: /s/ S. Pogue A. Scott Pogue

DATED: 4/1/09	BY: /s/ James G. Henderson James G. Henderson, Liquidation Trustee Pritchard, McCall & Jones 800 Financial Center 505 N. 20th Street Birmingham, Alabama 35203

DATED: 4/1/09	BY: /s/ Frederick M. Morgan Frederick M. Morgan, Esq. Morgan Verkamp, LLC 700 Walnut Street Suite 400 Cincinnati, Ohio 45202

DATED: 4/1/09	BY: /s/ Jennifer M. Verkamp Jennifer Verkamp, Esq. Morgan Verkamp, LLC 700 Walnut Street Suite 400 Cincinnati , Ohio 45202

DATED: 4/1/09	BY: /s/ Scott A. Powell Scott Powell, Esq. Hare, Wynn, Newell and Newton, L.L.P. 2025 Third Avenue North Birmingham, AL 35203

DATED: 4/1/09	BY: /s/ Don McKenna Don McKenna, Esq. Hare, Wynn, Newell and Newton, L.L.P. 2025 Third Avenue North Birmingham, AL 35203

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